EXHIBIT 99.1

June 2, 2014

Martin M. Koffel
Chairman of the Board, Chief Executive Officer and President
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, CA 94111-2728

RE:Supplemental Compensation

Dear Martin:

This letter will confirm the decision of the Compensation Committee, made on May 28, 2014, that, in light of the vesting on May 1, 2014, of the final unvested portion of the 200,000 share stock award originally granted to you on January 2, 2012, and in lieu of any further stock awards to you under the Company’s 2008 Equity Incentive Plan, the Company shall pay you as supplemental compensation an amount equal to $12,323 for each day that you continue to serve as the Company’s Chief Executive Officer from June 2, 2014, through December 31, 2014, such amount to be paid to you in a lump sum in cash, subject to standard withholdings, promptly (and in any case within fifteen days) following your ceasing for any reason to be the Company’s Chief Executive Officer, but in no event later than March 15, 2015.  Otherwise, your Employment Agreement dated September 5, 2003, as amended, shall remain in full force and effect in accordance with its terms, including extension of the Retirement Date by mutual agreement, and consistent with the Cooperation Agreement with Jana Partners LLC (pursuant to which your termination as the Company’s Chief Executive Officer must occur on or prior to December 31, 2014), until either you or the Company decide to terminate your service as Chief Executive Officer.

Sincerely,

/s/ Joseph W. Ralston

General Joseph W. Ralston
Chairman of the Compensation Committee

Acknowledged and Agreed:

/s/ Martin M. Koffel
______________________
Martin M. Koffel